Exhibit 99. 8C2
RULE 22c-2 AGREEMENT
This Agreement entered into as of April 16, 2007 by and between Principal Life Insurance Company (the Company) and American Century Investment Services, Inc. (the Fund Agent) with an effective date of October 16, 2007.
Prior to the effective date of this Agreement, the Fund and the Company agree that any request made to the Company by the Fund for shareholder transaction information, and the Company’s response to such request, shall be governed by whatever agreement is in effect between the Fund and the Company that is intended to govern such requests.
1. The terms below shall have the following meanings, unless a different meaning is clearly required by the contexts:
(a) The term “Fund” includes the fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.
(b) The term “Shares” means the interests of Contract owners corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Company.
(c) The term “Contract owner” means the holder of interests in a variable annuity or variable life insurance contract issued by the Company (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a Contract.
(d) The term “Contract owner-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.
(e) The term “Contract owner-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as
Contract # AME-07478-2007-04-16-IND

a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.
(f) The term “written” includes electronic writings and facsimile transmissions.
2. NOW, THEREFORE, the Fund and the Company hereby agree as follows:
(a) Company agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”),”), the Individual/International Taxpayer Identification Number (“ITIN”)*, if known, of any or all Contract owner(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request.
(b) Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.
(c). Company agrees to provide, promptly but in no event later than five (5) business days upon request of the Fund or its designee, the requested information specified in 2.(a). If requested by the Fund or its designee, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 2.(a) is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 2.(a) for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii).
Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Company; and to the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

*	According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

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(d) The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.
(e) Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Contract owner that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Company’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Contract owner- Initiated Transfer Purchases or Contract owner-Initiated Transfer Redemptions that are effected directly or indirectly through Company.
(f) Instructions must include the TIN, ITIN, or Gill and the specific individual Contract or policy number associated with the Contract owner, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, Gill or the specific individual Contract or policy number associated with the Contract owner is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, Fund agrees to provide to the Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Contract owner, information regarding those trades of the contract holder that violated the Fund’s policies.
(g) Company agrees to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Company.
(h) Company must provide written confirmation to the Fund that instructions have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.
3. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.
4. This Agreement will terminate upon the termination of the Fund participation Agreement.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of April 16,2007.

PRINCIPAL LIFE INSURANCE COMPANY

/s/ Sara Wiener

By: Sara Wiener
Title: Director — Product Management

AMERICAN CENTURY INVESTMENT SERVICES, INC.

/s/ [ILLEGIBLE]

By: [ILLEGIBLE]
Title: VICE PRESIDENT

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FUND PARTICIPATION AGREEMENT
This Agreement is entered into as of the 26th day of March, 2001, between PRINCIPAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Iowa (“Insurance Company”), and PRINCOR FINANCIAL SERVICES CORPORATION, an Iowa corporation, as underwriter and distributor of the contracts (defined below), (“Princor”), (collectively, Insurance Company and Princor are referred to herein as “Principal”), DREYFUS INVESTMENT PORTFOLIOS, DREYFUS VARIABLE INVESTMENT FUND, and DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC. (each, individually, a “Fund,” collectively, the “Funds.)
ARTICLE I
DEFINITIONS
1.1	“Act” shall mean the Investment Company Act of 1940, as amended.

1.2	“Board” shall mean the Board of Directors or Trustees, as the case may be, of a Fund, which has the responsibility for management and control of the Fund.

1.3	“Business Day” shall mean any day for which a Fund calculates net asset value per Share (as defined below) as described in the Fund’s Prospectus.

1.4	“Commission” shall mean the Securities and Exchange Commission.

1.5	“Contract” shall mean a variable annuity or variable life insurance contract that uses any Participating Fund (as defined below) as an underlying investment medium. Individuals who participate under a group Contract are “Participants.”

1.6	“Contractholder” shall mean any entity that is a party to a Contract with a Participating Company (as defined below).

1.7	“Disinterested Board Members” shall mean those members of the Board of a Fund that are not deemed to be “interested persons” of the Fund, as defined by the Act.

1.8	“Dreyfus” shall mean The Dreyfus Corporation and its affiliates, including Dreyfus Service Corporation.

1.9	“Insurance Company’s General Account(s)” shall mean the general account(s) of Insurance Company and its affiliates that invest in Shares (as defined below) of a Participating Fund.

1.10	“Participating Companies” shall mean any insurance company (including Insurance Company) that offers variable annuity and/or variable life insurance
Contract # DRE-04994-2001-03-26-IND

contracts to the public and that has entered into an agreement with one or more of the Funds.

1.11	“Participating Fund” shall mean each Fund, including, as applicable, any series thereof, specified in Exhibit A, as such Exhibit may be amended from time to time by agreement of the parties hereto, the Shares (as defined below) of which are available to serve as the underlying investment medium for the aforesaid Contracts.

1.12	“Prospectus” shall mean the current prospectus and statement of additional information of a Fund, relating to its Shares (as defined below), as most recently filed with the Commission.

1.13	“Separate Account” shall mean those separate accounts established by Insurance Company in accordance with the laws of the State of Iowa and listed on Exhibit B to this agreement.

1.14	“Shares” shall mean (i) each class of shares of a Participating Fund set forth on Exhibit A next to the name of such Participating Fund, as such Exhibit may be revised from time to time, or (ii) if no class of shares is set forth on Exhibit A next to the name of such Participating Fund, the shares of the Participating Fund.

1.15	“Software Program” shall mean the software program used by a Fund for providing Fund and account balance information including net asset value per Share. Such Program may include the Lion System. In situations where the Lion System or any other Software Program used by a Fund is not available, such information may be provided by telephone. The Lion System shall be provided to Insurance Company at no charge.
ARTICLE II
REPRESENTATIONS
2.1	Insurance Company represents and warrants that (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established the Separate Account pursuant to the insurance laws of the State of Iowa and the regulations thereunder for the purpose of offering to the public certain individual and group variable annuity and variable life insurance contracts; (c) it has registered the Separate Account as a unit investment trust under the Act to serve as a segregated investment account for the Contracts; and (d) the Separate Account is eligible to invest in Shares of each Participating Fund without such investment disqualifying any Participating Fund as an investment medium for insurance company separate accounts supporting variable annuity contracts or variable life insurance contracts.

2.2	Insurance Company represents and warrants that (a) the Contracts will be described in a registration statement filed under the Securities Act of 1933, as amended (“1933 Act”); (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with state insurance law requirements. Insurance Company agrees to notify each Participating Fund promptly of any investment restrictions imposed by state insurance law and applicable to the Participating Fund.

2.3	Insurance Company represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses from assets allocated to any other accounts of Insurance Company. Insurance Company represents and warrants that the assets of the Separate Account are and will be kept separate from Insurance Company’s General Account and any other separate accounts Insurance Company may have, and will not be charged with liabilities from any business that Insurance Company may conduct or the liabilities of any companies affiliated with Insurance Company.

2.4	Each Participating Fund represents that it is registered with the Commission under the Act as an open-end, management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for the Participating Fund to operate and offer its Shares as an underlying investment medium for Participating Companies.

2.5	Each Participating Fund represents that it is currently qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify Insurance Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.6	Insurance Company represents and agrees that the Contracts are currently, and at the time of issuance will be, treated as life insurance policies or annuity contracts, whichever is appropriate, under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify each Participating Fund and Dreyfus immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. Insurance Company agrees that any prospectus offering a Contract that is a “modified endowment contract,” as that term is defined in Section 7702A of the Code, will identify such Contract as a modified endowment contract (or policy).

2.7	Each Participating Fund agrees that its assets shall be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code.

2.8	Insurance Company agrees that each Participating Fund shall be permitted (subject to the other terms of this Agreement) to make its shares available to other Participating Companies and Contractholders.

2.9	Each Participating Fund represents and warrants that any of its directors, trustees, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of the Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Participating Fund in an amount not less than that required by Rule 17g-l under the Act. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10	Principal represents and warrants that all of its employees and agents who deal with the money and/or securities of each Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than the coverage required to be maintained by the Participating Fund. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.11	Principal agrees that Dreyfus shall be deemed a third party beneficiary under this Agreement and may enforce any and all rights conferred by virtue of this Agreement.
ARTICLE III
FUND SHARES
3.1	The Contracts funded through the Separate Account will permit the investment of certain amounts in Shares of each Participating Fund.

3.2	Each Participating Fund agrees to make its Shares available for purchase at the then applicable net asset value per Share by Insurance Company and the Separate Account on each Business Day pursuant to rules of the Commission. Notwithstanding the foregoing, each Participating Fund may refuse to sell its Shares to any person, or suspend or terminate the offering of its Shares, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of its Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the Participating Fund’s shareholders.

3.3	Each Participating Fund agrees that shares of the Participating Fund will be sold only to (a) Participating Companies and their separate accounts or (b) “qualified pension or retirement plans” as determined under Section 817(h)(4) of the Code.

Except as otherwise set forth in this Section 3.3, no shares of any Participating Fund will be sold to the general public.

3.4	Each Participating Fund shall use its best efforts to provide closing net asset value, dividend and capital gain information on a per Share basis to Insurance Company by 6:00 p.m. Eastern time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported immediately upon discovery to Insurance Company. Non-material errors will be corrected in the next Business Day’s net asset value per Share.

3.5	At the end of each Business Day, Insurance Company will use the information described in Sections 3.2 and 3.4 to calculate the unit values of the Separate Account for the day. Using this unit value, Insurance Company will process the day’s Separate Account transactions received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. Eastern time) to determine the net dollar amount of the Shares of each Participating Fund that will be purchased or redeemed at that day’s closing net asset value per Share. The net purchase or redemption orders will be transmitted to each Participating Fund by Insurance Company by 11:00 a.m. Eastern time on the Business Day next following Insurance Company’s receipt of that information.

3.6	Each Participating Fund appoints Insurance Company as its agent for the limited purpose of accepting orders for the purchase and redemption of Shares of the Participating Fund for the Separate Account. Each Participating Fund will execute orders at the applicable net asset value per Share determined as of the close of trading on the day of receipt of such orders by Insurance Company acting as agent (“effective trade date”), provided that the Participating Fund receives notice of such orders by 11:00 a.m. Eastern time on the next following Business Day and, if such orders request the purchase of Shares of the Participating Fund, the conditions specified in Section 3.8, as applicable, are satisfied. A redemption or purchase request that does not satisfy the conditions specified above and in Section 3.8, as applicable, will be effected at the net asset value per Share computed on the Business Day immediately preceding the next following Business Day upon which such conditions have been satisfied in accordance with the requirements of this Section and Section 3.8. Insurance Company represents and warrants that all orders submitted by the Insurance Company for execution on the effective trade date shall represent purchase or redemption orders received from Contractholders prior to the close of trading on the New York Stock Exchange on the effective trade date.

3.7	Insurance Company will make its best efforts to notify each applicable Participating Fund in advance of any unusually large purchase or redemption orders.

3.8	If Insurance Company’s order requests the purchase of Shares of a Participating Fund, Insurance Company will pay for such purchases by wiring Federal Funds to the Participating Fund or its designated custodial account on the day the order is transmitted. Insurance Company shall make reasonable efforts to transmit to the applicable Participating Fund payment in Federal Funds by 12:00 noon Eastern time on the Business Day the Participating Fund receives the notice of the order pursuant to Section 3.5. Each applicable Participating Fund will execute such orders at the applicable net asset value per Share determined as of the close of trading on the effective trade date if the Participating Fund receives payment in Federal Funds by 12:00 midnight Eastern time on the Business Day the Participating Fund receives the notice of the order pursuant to Section 3.5. If payment in Federal Funds for any purchase is not received or is received by a Participating Fund after 12:00 noon Eastern time on such Business Day, Insurance Company shall promptly, upon each applicable Participating Fund’s request, reimburse the respective Participating Fund for any charges, costs, fees, interest or other expenses incurred by the Participating Fund in connection with any advances to, or borrowings or overdrafts by, the Participating Fund, or any similar expenses incurred by the Participating Fund, as a result of portfolio transactions effected by the Participating Fund based upon such purchase request. Payment for Participating Fund shares redeemed shall be transmitted by wire by 12:00 noon Eastern time the next following Business Day after the Fund received the redemption order from the Insurance Company; provided, however, that (i) if such redemption from a Participating Fund is valued at or greater than $1 million dollars and (ii) if such Participating Fund has given Insurance Company prompt telephone or other notice, then (iii) then such Participating Fund may postpone making wire payment of the redemption value to a date not more than seven days after the Participating Fund’s receipt of the redemption order

3.9	Each Participating Fund has the obligation to ensure that its Shares are registered with applicable federal agencies at all times.

3.10	Each Participating Fund will confirm each purchase or redemption order made by Insurance Company. Transfers of Shares of a Participating Fund will be by book entry only. No share certificates will be issued to Insurance Company. Insurance Company will record Shares ordered from a Participating Fund in an appropriate title for the corresponding account.

3.11	Each Participating Fund shall credit Insurance Company with the appropriate number of Shares.

3.12	On each ex-dividend date of a Participating Fund or, if not a Business Day, on the first Business Day thereafter, each Participating Fund shall communicate to Insurance Company the amount of dividend and capital gain, if any, per Share. All dividends and capital gains shall be automatically reinvested in additional Shares of the applicable Participating Fund at the net asset value per Share on the ex-dividend date. Each Participating Fund shall, on the day after the ex-dividend date or, if not a Business Day, on the first Business Day thereafter, notify Insurance Company of the number of Shares so issued.

3.13	To the extent that a Separate Account is properly exempt from registration under the Act, at least once annually, at the request of a Participating Fund, or its designee, Insurance Company will certify the amount of purchases and redemptions of fund shares from such Separate Account for the Participating Fund’s most recent fiscal year end.
ARTICLE IV
STATEMENTS AND REPORTS
4.1	Each Participating Fund shall provide monthly statements of account as of the end of each month for all of Insurance Company’s accounts by the fifteenth (15th) Business Day of the following month.

4.2	Each Participating Fund shall distribute to Insurance Company copies of the Participating Fund’s Prospectuses, proxy materials, notices, periodic reports and other printed materials (which the Participating Fund customarily provides to the holders of its Shares) in quantities as Insurance Company may reasonably request for distribution to each Contractholder and Participant. Insurance Company may elect to print the Participating Fund’s prospectus and/or its statement of additional information in combination with other fund companies’ prospectuses and statements of additional information, which are also offered in Insurance Company’s insurance product at its own cost. At Insurance Company’s request, the Participating Fund will provide, in lieu of printed documents, camera-ready copy or diskette of prospectuses, annual and semi-annual reports for printing by the Insurance Company.

4.3	Each Participating Fund will provide to Insurance Company at least one complete copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Participating Fund or its Shares (except for such materials that are designed only for a class of shares of a Participating Fund not offered to the Insurance Company pursuant to this Agreement), contemporaneously with the filing of such document with the Commission or other regulatory authorities.

4.4	Insurance Company will provide to each Participating Fund at least one copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no- action letters, and all amendments to any of the above, that relate to the Contracts or the Separate Account, promptly after the filing of such document with the Commission.

4.5	Insurance Company will provide Participating Funds on a semi-annual basis, or more frequently as reasonably requested by the Participating Funds, with a current tabulation of the number of existing Variable Contract owners of Insurance

Company whose Variable Contract values are invested in the Participating Funds. This tabulation will be sent to Participating Funds in the form of a letter signed by a duly authorized officer of the Insurance Company attesting to the accuracy of the information contained in the letter.
ARTICLE V
EXPENSES
5.1	The charge to each Participating Fund for all expenses and costs of the Participating Fund, including but not limited to management fees, Rule 12b-l fees, if any, administrative expenses and legal and regulatory costs, will be included in the determination of the Participating Fund’s daily net asset value per Share.

5.2	Except as provided in Article IV and V, in particular in the next sentence, Principal, shall not be required to pay directly any expenses of any Participating Fund or expenses relating to the distribution of its Shares. Insurance Company shall pay the following expenses or costs:
a. Such amount of the production expenses of any Participating Fund materials, including the cost of printing a Participating Fund’s Prospectus, or marketing materials for prospective Insurance Company Contractholders and Participants as Dreyfus and Insurance Company shall agree from time to time.
b. Distribution expenses of any Participating Fund materials or marketing materials for prospective Insurance Company Contractholders and Participants.
c. Distribution expenses of any Participating Fund materials or marketing materials for Insurance Company Contractholders and Participants.
A Participating Fund’s principal underwriter may pay Princor for distribution and other services related to the Shares of the Participating Fund pursuant to any distribution plan adopted by the Participating Fund in accordance with Rule 12b-l under the Act, subject to the terms and conditions of an agreement between the Participating Fund’s principal underwriter and Principal, related to such plan.

Except as expressly provided herein, all other expenses of each Participating Fund shall not be borne by Insurance Company.

ARTICLE VI
EXEMPTIVE RELIEF
6.1	Insurance Company has reviewed a copy of the order dated February 5, 1998 of the Commission under Section 6(c) of the Act with respect to Dreyfus Investment Portfolios (the “Order”), and, in particular, has reviewed the conditions to the relief set forth in the Notice of Application for an Order dated January 9, 1998 (“Notice”). As set forth in the Notice and Order, if Dreyfus Investment Portfolios is a Participating Fund, Insurance Company agrees to report any potential or existing conflicts of which it is aware promptly to the Board of Dreyfus Investment Portfolios, and, in particular, in the event contract voting instructions are disregarded, Insurance Company will assist the Board in carrying out its responsibilities under such Notice and Order.

6.2	If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in a Participating Fund, the Board shall give prompt notice to all Participating Companies and any other Participating Fund. If the Board determines that Insurance Company is responsible for causing or creating said conflict, Insurance Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:
a. Withdrawing the assets allocable to the Separate Account from the Participating Fund and reinvesting such assets in another Participating Fund (if applicable) or a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders; and/or
b. Establishing a new registered management investment company.
6.3	If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in a Participating Fund, Insurance Company may be required, at the Board’s election, to withdraw the investments of the Separate Account in that Participating Fund.

6.4	For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will any Participating Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurance Company shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

6.5	No action by Insurance Company taken or omitted, and no action by the Separate Account or any Participating Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VI, shall relieve Insurance Company of its obligations under, or otherwise affect the operation of, Article V.
ARTICLE VII
VOTING SHARES OF PARTICIPATING FUND
7.1	Each Participating Fund shall provide Insurance Company with copies, at no cost to Insurance Company, of the Participating Fund’s proxy materials, reports to shareholders and other communications to shareholders (except for such materials that are designed only for a class of shares of a Participating Fund not offered to the Insurance Company pursuant to this Agreement) in such quantity as Insurance Company shall reasonably require for distributing to Contractholders or Participants.

Insurance Company shall:
(a) solicit voting instructions from Contractholders or Participants on a timely basis and in accordance with applicable law;
(b) vote the Shares of the Participating Fund in accordance with instructions received from Contractholders or Participants; and
(c) vote the Shares of the Participating Fund for which no instructions have been received in the same proportion as Shares of the Participating Fund for which instructions have been received.
Insurance Company further agrees to be responsible for assuring that voting the Shares of the Participating Fund for the Separate Account is conducted in a manner consistent with other Participating Companies.

7.2	Insurance Company agrees that it shall not, without the prior written consent of each applicable Participating Fund and Dreyfus, solicit, induce or encourage Contractholders to change or supplement the Participating Fund’s current investment adviser.

ARTICLE VIII
MARKETING AND REPRESENTATIONS
8.1	Each Participating Fund or its principal underwriter shall periodically furnish Insurance Company with the following documents relating to the Shares of the Participating Fund, in quantities as Insurance Company may reasonably request:
a.	Current Prospectus and any supplements thereto; and

b.	Other marketing materials.
Expenses for the production of such documents shall be allocated in accordance with Section 5.2 of this Agreement.
8.2	Principal shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Principal. Principal shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.3	Principal shall furnish, or shall cause to be furnished, to each applicable Participating Fund or its designee, each piece of sales literature or other promotional material in which the Participating Fund, its investment adviser or the administrator is named, at least ten Business Days prior to its use. No such material shall be used unless the Participating Fund or its designee approves such material in writing. Each applicable Participating Fund or its designee, as the case may be, shall use all reasonable efforts to respond within ten days and shall not unreasonably deny approval of submitted sales literature or other promotional materials.

8.4	Principal shall not give any information or make any representations or statements on behalf of a Participating Fund or concerning a Participating Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus of, as may be amended or supplemented from time to time, or in reports or proxy statements for, the applicable Participating Fund, or in sales literature or other promotional material approved by the applicable Participating Fund.

8.5	Each Participating Fund shall furnish, or shall cause to be furnished, to Insurance Company, each piece of the Participating Fund’s sales literature or other promotional material in which Insurance Company or the Separate Account is named, at least ten Business Days prior to its use. No such material shall be used unless Insurance Company approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. Insurance Company shall use all reasonable efforts to respond within ten days of receipt.

8.6	Each Participating Fund shall not, in connection with the sale of Shares of the Participating Fund, give any information or make any representations on behalf of Principal or concerning Principal, the Separate Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the Separate Account that are in the public domain or approved by Insurance Company for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurance Company.

8.7	For purposes of this Agreement, the phrase “sales literature or other promotional material” or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under National Association of Securities Dealers, Inc. rules, the Act or the 1933 Act.

8.8	Insurance Company represents and warrants that it General Account does not hold shares of any Participating Fund.
ARTICLE IX
INDEMNIFICATION
9.1	Insurance Company agrees to indemnify and hold harmless each Participating Fund, Dreyfus, each respective Participating Fund’s investment adviser and sub-investment adviser (if applicable), each respective Participating Fund’s distributor, and their respective affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the “Indemnified Parties” for purposes of Section 9.1), against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by Insurance Company for use in the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund or with respect to the Separate Account or Contracts, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the Prospectus and sales literature or advertisements of the respective Participating Fund) of Insurance Company or its agents, with respect to the sale and distribution of Contracts for which the Shares of the respective Participating Fund are an underlying investment; (iii) arise out of the wrongful conduct of Insurance Company or persons under its control with respect to the sale or distribution of the Contracts or the Shares of the respective Participating Fund; (iv) arise out of Insurance Company’s incorrect calculation and/or untimely reporting of net purchase or redemption orders; or (v) arise out of any breach by Insurance Company of a material term of this Agreement or as a result of any failure by Insurance Company to provide the services and furnish the materials or to make any payments provided for in this Agreement. Insurance Company will reimburse any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that with respect to clauses (i) and (ii) above Insurance Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged omission made in such registration statement, prospectus, sales literature, or advertisement in conformity with written information furnished to Insurance Company by the respective Participating Fund specifically for use therein. This indemnity agreement will be in addition to any liability which Insurance Company may otherwise have.
9.2	Each Participating Fund severally agrees to indemnify and hold harmless Principal and each of its directors, officers, employees, agents and each person, if any, who controls Principal within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which Principal or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund; (ii) arise out of or are based upon the omission to state in the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund any material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements with respect to the Separate Account or the Contracts and such statements were based on information provided to Principal by the respective Participating Fund; and the respective Participating Fund will reimburse any legal or other expenses reasonably incurred by Principal or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the respective Participating Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement, Prospectus, sales literature or advertisements in conformity with written information furnished to the respective Participating Fund by Insurance Company specifically for use therein. This indemnity agreement will be in addition to any liability which the respective Participating Fund may otherwise have.
9.3	Each Participating Fund severally shall indemnify and hold Principal harmless against any and all liability, loss, damages, costs or expenses which Insurance Company may incur, suffer or be required to pay due to the respective Participating Fund’s (i) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate; (ii) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; and (iii) untimely reporting of the net asset value, dividend rate or capital gain distribution rate; provided that the respective Participating Fund shall have no obligation to indemnify and hold harmless Principal if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by Insurance Company or information furnished untimely by Insurance Company or otherwise as a result of or relating to a breach of this Agreement by Principal.

9.4	Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The omission to so notify the indemnifying party will not relieve the indemnifying party from any liability under this Article IX, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding

(including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.
A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX. The provisions of this Article IX shall survive termination of this Agreement.
9.5	Insurance Company shall indemnify and hold each respective Participating Fund, Dreyfus and sub-investment adviser of the Participating Fund harmless against any tax liability incurred by the Participating Fund under Section 851 of the Code arising from purchases or redemptions by the account of Insurance Company’s affiliates.
ARTICLE X
COMMENCEMENT AND TERMINATION
10.1	This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2	This Agreement shall terminate without penalty:
a.	As to any Participating Fund, at the option of Insurance Company or the Participating Fund at any time from the date hereof upon 180 days’ notice, unless a shorter time is agreed to by the respective Participating Fund and Insurance Company;

b.	As to any Participating Fund, at the option of Insurance Company, if Shares of that Participating Fund are not reasonably available to meet the requirements of the Contracts as determined by Insurance Company. Prompt notice of election to terminate shall be furnished by Insurance Company, said termination to be effective five business days after receipt of notice unless the Participating Fund makes available a sufficient number of Shares to meet the requirements of the Contracts within said five business day period;

c.	As to a Participating Fund, at the option of Insurance Company, upon the institution of formal proceedings against that Participating Fund by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company’s reasonable judgment, materially impair that Participating Fund’s ability to meet and perform the Participating Fund’s obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Insurance Company with said termination to be effective upon receipt of notice;
d.	As to a Participating Fund, at the option of each Participating Fund, upon the institution of formal proceedings against Insurance Company by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Participating Fund’s reasonable judgment, materially impair Insurance Company’s ability to meet and perform Insurance Company’s obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by such Participating Fund with said termination to be effective upon receipt of notice;

e.	As to a Participating Fund, at the option of that Participating Fund, if the Participating Fund shall determine, in its sole judgment reasonably exercised in good faith, that Insurance Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of that Participating Fund or Dreyfus, such Participating Fund shall notify Insurance Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by Insurance Company and any other changes in circumstances since the giving of such notice, such determination of the Participating Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

f.	As to a Participating Fund, at the option of Insurance Company, if Insurance Company shall determine, in its sole judgment reasonably exercised in good faith that the Participating Fund has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operations of Insurance Company or its Separate Account, the Insurance Company shall notify the Participating Fund in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Participating Fund and any other changes in circumstances since the giving of such notice, such determination of Insurance Company shall continue to apply to the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

g.	As to a Participating Fund, upon termination of the Investment Advisory Agreement between that Participating Fund and Dreyfus or its successors unless Insurance Company specifically approves the selection of a new

Participating Fund investment adviser. Such Participating Fund shall promptly furnish notice of such termination to Insurance Company;
h.	As to a Participating Fund, in the event that Shares of the Participating Fund are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such Shares as the underlying investment medium of Contracts issued or to be issued by Insurance Company. Termination shall be effective immediately as to that Participating Fund only upon such occurrence without notice;

i.	At the option of a Participating Fund upon a determination by its Board in good faith that it is no longer advisable and in the best interests of shareholders of that Participating Fund to continue to operate pursuant to this Agreement. Termination pursuant to this Subsection (i) shall be effective upon notice by such Participating Fund to Insurance Company of such termination;

j.	At the option of a Participating Fund if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if such Participating Fund reasonably believes that the Contracts may fail to so qualify;

k.	At the option of any party to this Agreement, upon another party’s breach of any material provision of this Agreement;

1.	At the option of a Participating Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law; or

m.	Upon assignment of this Agreement, unless made with the written consent of every other non-assigning party.
Any such termination pursuant to Section 10.2a, 10.2d, 10.2e, 10.2f or 10.2k herein shall not affect the operation of Article V of this Agreement. Any termination of this Agreement shall not affect the operation of Article IX of this Agreement.
10.3	Notwithstanding any termination of this Agreement pursuant to Section 10.2 hereof, each Participating Fund and Dreyfus may, at the option of the Participating Fund, continue to make available additional Shares of that Participating Fund for as long as the Participating Fund desires pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, if that Participating Fund and Dreyfus so elect to make additional Shares of the Participating Fund available, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in that Participating Fund, redeem investments in that Participating Fund and/or invest in that Participating Fund upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 10.2 hereof, such Participating Fund and Dreyfus, as promptly as is practicable under the circumstances, shall notify Insurance Company whether Dreyfus and that Participating Fund will continue to make Shares of that Participating Fund available after such termination. If such Shares of the Participating Fund continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either of that Participating Fund or Insurance Company may terminate the Agreement as to that Participating Fund, as so continued pursuant to this Section 10.3, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Participating Fund, need not be for more than six months.
10.4	Termination of this Agreement as to any one Participating Fund shall not be deemed a termination as to any other Participating Fund unless Insurance Company or such other Participating Fund, as the case may be, terminates this Agreement as to such other Participating Fund in accordance with this Article X.
ARTICLE XI
AMENDMENTS
11.1	Any other changes in the terms of this Agreement, except for the addition or deletion of any Participating Fund or class of Shares of a Participating Fund as specified in Exhibit A, shall be made by agreement in writing between Principal and each respective Participating Fund.
ARTICLE XII
NOTICE
12.1	Each notice required by this Agreement shall be in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested), to the appropriate parties at the following addresses:

Principal:	Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392-0300
Attn: Sarah Pitts, Counsel

Participating Funds:	[Name of Fund]
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166
Attn: General Counsel

with copies to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982
Attn: Lewis G. Cole, Esq.
Stuart H. Coleman, Esq.

Founders Asset Management LLC
Legal Department
2930 East Third Avenue
Denver, Colorado 80206
ARTICLE XIII
MISCELLANEOUS
13.1	This Agreement has been executed on behalf of each Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any director, trustee, officer or shareholder of the Fund individually. It is agreed that the obligations of the Funds are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.
ARTICLE XIV
LAW
14.1	This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.
ARTICLE XV
FOREIGN TAX CREDITS
15.1	Each Participating Fund agrees to consult in advance with Insurance Company concerning any decision to elect or not to pass through the benefit of any foreign tax credits to the Participating Fund’s shareholders pursuant to Section 853 of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

PRINCIPAL LIFE INSURANCE COMPANY

		By:	/s/ Melissa Crew

		Name:	Melissa Crew

		Its:	Director, Marketing & Product Dev

Attest:	Cynthia Switzer

PRINCOR FINANCIAL SERVICES
CORPORATION

		By:	/s/ Ernest Gillum

		Name:	Ernest Gillum

		Its:	VP — Product Development
Attest:	Cynthia Switzer

ON BEHALF OF THOSE FUNDS LISTED ON SCHEDULE A ATTACHED HERETO

		By:	/s/ Steven F. Newman

		Name:	Steven F. Newman

		Its:	Secretary/Assistant Secretary
Attest:

EXHIBIT A
LIST OF PARTICIPATING FUNDS

Fund Name			Share Class
Dreyfus Investment Portfolios
	-	Founders Growth Portfolio	Initial Shares
	-	Founders Discovery Portfolio	Initial Shares & Service Shares
	-	Core Value Portfolio	Services Shares
	-	Technology Growth Portfolio	Service Shares

Dreyfus Variable Investment Fund
	-	Quality Bond Portfolio	Service Shares
	-	Appreciation Portfolio	Service Shares
	-	Developing Leaders Portfolio	Service Shares
(Previously Small Cap)

Dreyfus Socially Responsible Growth			Service Shares
Fund, Inc.

EXHIBIT B
ACCOUNTS OF INSURANCE COMPANY
Principal Life Insurance Company Separate Account B
Principal Life Insurance Company Variable Life Separate Account